Exhibit (d)(2)

PARALLEL PETROLEUM CORPORATION

1004 N. Big Spring, Suite 400

Midland, Texas 79701

Telephone (432) 684-3727

Fax (432) 685-6572

June 30, 2009

STRICTLY CONFIDENTIAL

Apollo Management VII, L.P.

9 West 57th Street, 43rd Floor

New York, New York 10019

Attention: Sam Oh

Ladies and Gentlemen:

In connection with the consideration of a possible transaction (the “Transaction”) between Parallel Petroleum Corporation, a Delaware corporation (the “Company”), and Apollo Management VII, L.P. (“Buyer”), the Company and Buyer acknowledge that the Company may make available to Buyer from time to time certain information concerning the Company’s business, financial condition, operations, assets and liabilities, whether prepared by the Company, its advisors or otherwise. As a condition to entering into any discussions relating to the Transaction, Buyer agrees to comply with its obligations hereunder and to take or abstain from taking certain other actions as hereinafter set forth.

1. Evaluation Material; Non-Disclosure Obligation and Use Restriction. The term “Evaluation Material” shall mean all information, data and analysis furnished by the Company or its Representatives to Buyer or its Representatives relating to the Company or the Transaction, and any analyses, compilations, studies, documents or other material prepared by Buyer or its Representatives containing or based in whole or in part upon such information, data or analysis, but does not include information, data or analysis that (i) is already in the possession of Buyer or its Representatives or becomes subsequently available to Buyer or its Representatives on a non-confidential basis from a source not known or reasonably suspected by Buyer or its Representatives to be bound by a confidentiality agreement or secrecy obligation to the Company, (ii) is or becomes generally available to or known by the public other than as a result of a breach of this letter agreement by Buyer or its Representatives or (iii) has already been or is hereafter independently acquired or developed by Buyer or any of its Representatives without violating any confidentiality agreement or secrecy obligation to the Company. “Representatives” shall mean such party’s affiliates and its and their respective, directors, officers, employees, agents, lenders, potential financing sources and advisers (including, without limitation, attorneys, accountants, consultants, bankers and financial advisors) and representatives of the foregoing. Buyer recognizes and acknowledges the potential competitive value of the Evaluation Material and the damage that could result from the disclosure thereof to third parties. Accordingly, Buyer agrees that the Evaluation Material will be used solely for the purpose of evaluating the Transaction and related actions, and that such information will be kept confidential by Buyer and its Representatives; provided, however, that (w) such information may be disclosed by Buyer to its Representatives who need to know such information for the purpose of evaluating the Transaction or their participation therein (it being understood that such Representatives shall be informed of the confidential nature of the information), (x) it shall not constitute a breach of this letter agreement if any disclosure of such information is made with the Company’s prior written consent, (y) it shall not constitute a breach of this letter agreement for Buyer or its Representatives to disclose such information to the extent that Buyer believes, based on the advice of counsel, that it is legally required to disclose such information in order to avoid committing a violation of any law, rule or regulation, including any rules or regulations of any securities association, stock exchange or national securities quotation system, provided that, to the extent permitted by law or regulation, Buyer provides notice to the Company as promptly as practicable of the proposed disclosure and takes the other actions required in connection with a required disclosure pursuant to Section 3 below and (z) it shall not constitute a breach of this letter agreement for Buyer or its Representatives to disclose such information to the extent that such disclosure is permitted pursuant to Section 3 below. Buyer agrees to be responsible for any breach of the terms of this letter agreement that are applicable to Representatives by any of its Representatives.

2. Non-Disclosure of Discussions. Each party agrees that, without the prior written consent of the other party, such party and its Representatives will not disclose to any other person (other than such party’s Representatives on a need to know basis) the fact that any Evaluation Material has been made available hereunder, that discussions or negotiations are taking place concerning a possible Transaction or any of the terms, conditions or other facts with respect to the possible Transaction (including the status thereof); provided, that a party may make such disclosure if (i) based on the advice of such party’s counsel, such disclosure is necessary to avoid committing a violation of, or to insure compliance with, any laws, rules or regulations, including any rules or regulations of any securities association, stock exchange or national securities quotation system, (ii) to the extent permitted by law or regulation, the disclosing party provides notice to the other party of the proposed disclosure and cooperates in good faith with respect to the timing, manner and content of such disclosure (to the extent consistent with its obligation to make disclosure) or (iii) the aforementioned facts are or become generally available to or known by the public other than as a result of a breach of this letter agreement by such party.

3. Required Disclosure. In the event that Buyer or its Representatives are requested or required (by oral questions, interrogatories, requests for information or documents in legal proceedings, subpoena, civil investigative demand or other similar process) to disclose any of the Evaluation Material or any other facts or information, the disclosure of which is prohibited by this letter agreement, Buyer shall, to the extent permitted by law or regulation, (i) provide the Company with notice as promptly as practicable of any such request or requirement so that the Company may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this letter agreement and (ii) consult with the Company as to the advisability of taking legally available steps to resist or narrow such request. If, in the absence of a protective order or other remedy, or the receipt of a waiver by the Company, Buyer or any of its Representatives should nonetheless, based on the advice of such party’s counsel, disclose the Evaluation Material and/or the facts or information covered by Section 2, Buyer or its Representative may, without liability hereunder, disclose only that portion of the Evaluation Material and/or such facts or information that such counsel advises is legally required to be disclosed; provided that, to the extent permitted by law or regulation, Buyer gives the Company written notice of the Evaluation Material and/or such facts or other information to be disclosed as promptly as practicable and exercises its commercially reasonable efforts to preserve the confidentiality of the Evaluation Material and/or such facts or other information, including, without limitation, by cooperating with the Company to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded to the Evaluation Material and/or such facts or information.

4. Termination of Discussions. If either party decides that it does not wish to proceed with discussions or negotiations relating to a Transaction with the other party, the party so deciding shall promptly inform the other party of that decision. At such time, or at any time for any reason, upon the written request of the Company, Buyer will as promptly as practicable destroy all written Evaluation Material provided by the Company. In the event of such request, all other Evaluation Material prepared by Buyer shall be destroyed, and in no event shall Buyer be obligated to disclose or provide the Evaluation Material prepared by it or its Representatives to the Company. Notwithstanding the foregoing, (i) Buyer and its Representatives may keep archival copies of any Evaluation Materials for legal and compliance purposes or to comply with any bona fide records retention policy and (ii) each party and its Representatives will continue to be bound by their obligations of confidentiality hereunder for a period of one (1) year from the date hereof.

5. Standstill Agreement. For a period of one (1) year from the date hereof, Buyer agrees that it shall not, without the prior written consent of the Company, directly or indirectly, alone or in concert with others, (a) acquire, offer to acquire, or agree to acquire, by purchase, or otherwise, ownership (including, but not limited to, beneficial ownership as defined in Rule 13d-3 of the Securities Exchange Act of 1934) of (i) more than 5% of any class of voting equity securities issued by the Company, or (ii) any debt instruments issued by the Company, including, without limitation, the Company’s 10 1/4% Senior Notes Due 2014, or promissory notes made and issued by the Company to its commercial bank lenders, (b) propose to enter into any merger or business combination involving the Company or any of its subsidiaries, (c) make, or in any way participate in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the United States Securities and Exchange Commission) with respect to the securities of the Company, or advise or seek to influence any person or entity with respect to the voting of, or giving of consents with respect to, any securities of the Company or any of its subsidiaries, (d) seek or propose to influence or control (whether through a “group,” as such term is used in Rule 13d-5 of the Securities Exchange Act of 1934 or otherwise) the management, board of directors, policies or affairs of the Company or any of its subsidiaries, (e) disclose any intention, plan or arrangement inconsistent with any of the foregoing or (f) encourage any third party to do any of the foregoing. As used in this Section 5, the term “securities” shall mean any securities of the Company and any direct or indirect warrants, rights or options to acquire securities of the Company.

6. Procedure for Communications. It is understood that the parties will arrange for appropriate contacts for due diligence purposes. Unless otherwise agreed, all (i) communications regarding a possible Transaction, (ii) requests for information and (iii) discussions or questions regarding procedures, will be submitted or directed to the Company.

7. Non-solicitation of Employees. Buyer agrees that for the term of one (1) year from the date hereof that it will not offer employment or employ any employee of the Company or its affiliates with whom Buyer has had contact or who became known to Buyer in connection with its consideration of the Transaction, other than any person who (i) has been terminated by the Company or any of its affiliates prior to commencement of employment discussions between Buyer and such person, or (ii) responds to a general or public solicitation of employment not targeted at such person (including solicitations in a trade magazine or newspaper of general circulation or by a bona fide search firm).

8. Miscellaneous.

(a)	Unless and until a definitive agreement between the parties with respect to any Transaction has been executed and delivered, neither the Company nor Buyer will be under any legal obligation of any kind whatsoever with respect to a Transaction by virtue of this letter agreement or any written or oral expression with respect to such a Transaction by any of its Representatives except for the matters specifically agreed to in this letter agreement. Each party further agrees that neither party shall have any obligation to authorize or pursue with the other party any Transaction. Each party acknowledges and agrees that each reserves the right, in its sole and absolute discretion, to reject any and all proposals and to terminate discussions and negotiations with the other at any time.

(b)	It is understood and agreed that no failure or delay by either party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any right, power or privilege hereunder. The agreements set forth in this letter agreement may be modified or waived only by a separate writing between the parties hereto.

(c)	Notwithstanding anything herein to the contrary, all of the obligations of the parties hereunder shall (if not sooner terminated) terminate on the first anniversary of the date hereof; provided, however, that no such termination shall relieve a party from liability for any breach by such party of the terms hereof that exists on the date of such termination.

(d)	Buyer understands and agrees that neither the Company nor any of its Representatives has made or makes any representation or warranty, express or implied, as to the accuracy or completeness of the Evaluation Material or shall have any liability to Buyer or any of its Representatives resulting from the use of the Evaluation Material or any errors in or omissions therefrom, except in each case to the extent expressly provided in any definitive agreement.

(e)

Each party hereby represents that it has the power and authority to execute and deliver this letter agreement, and that it has been duly authorized and constitutes a valid and binding agreement of such party, enforceable in accordance with its terms. This letter agreement shall be binding upon the respective successors in interest of the parties hereto and shall inure to the benefit of, and be enforceable by, the respective successors in interest of the parties hereto.

(f)	This agreement contains the entire agreement and understanding between the parties as to the subject matter hereof and supersedes any prior agreements, commitments, representations, writings and discussions, whether oral or written, relating to that subject matter. If any provision of this letter agreement is held by a court of competent jurisdiction in a final, non-appealable judgment to be invalid, illegal or unenforceable, the remainder of the provisions of this letter shall remain in full force and effect and any invalid, illegal or unenforceable provision shall be replaced with a valid, legal or enforceable provision, the effect of which comes as close as possible to that of the invalid, illegal or unenforceable provision.

(g)	The validity and interpretation of this letter agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas without regard to conflicts-of-law rules or principles.

(h)	This letter agreement may be executed in one or more counterparts. Each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute one and the same agreement.

(i)	Buyer agrees that money damages may not be a sufficient remedy for any breach of this letter agreement by Buyer or any of its Representatives and that the Company shall be entitled to seek equitable relief, including injunction and specific performance, as well as reimbursement for legal and other expenses as a remedy for any such breach. Such remedies shall not be deemed to be the exclusive remedies for a breach of this letter agreement, but shall be in addition to all other remedies available at law or equity. In the event of litigation concerning this letter agreement, if a court of competent jurisdiction determines in a final non-appealable order that a party has breached this letter agreement, then such party shall be liable for and pay the other party’s reasonable legal fees and expenses incurred in connection with such litigation, including any appeal therefrom or review thereof.

(j)	The Company agrees that, without prejudice to any claim it may have against Buyer or any of Buyer’s affiliates, no proceedings in respect of any claim the Company may have against Buyer or its affiliates may be taken against Buyer’s or its affiliates’ directors, officers or employees or Buyer’s or its affiliates’ controlling persons, partners, members or agents to the extent such controlling persons, partners, members or agents are individuals.

Please confirm your agreement with the foregoing by signing and returning one copy of this letter agreement to the undersigned.

Sincerely,

PARALLEL PETROLEUM CORPORATION

By:	/s/ LARRY C. OLDHAM
Larry C. Oldham, President and Chief Executive Officer

ACCEPTED AND AGREED as of June 30, 2009

APOLLO MANAGEMENT VII, L.P.

By:	AIF VII Management, LLC its General Partner

By:	/s/ WENDY K. MODLIN
Name: Title:	Wendy K. Modlin Vice President

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